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                                EXHIBIT 99

ENERGY SEARCH INCORPORATED
280 Ft. Sanders West Blvd.
Suite 200, Knoxville, TN 37922
Telephone:     423-531-6562
Telefax:  423-531-1435         NEWS RELEASE                          [LOGO]
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CONTACT:  Charles P. Torrey                            Release 98-26
          Chief Executive Officer
          800-551-5810

For Immediate Release:

                ENERGY SEARCH ACQUIRES OIL & GAS PROPERTY;
                 BOOSTS PRODUCTION AND EARNINGS PROSPECTS


KNOXVILLE, Tenn., June 25, 1998/PRNewswire/ - Energy Search, Incorporated (Nasdaq: EGAS; BSE; EYS) has acquired from Viking Resources Corporation, North Canton, Ohio, an oil and gas property in southeastern Ohio for $1.75 million in cash. The property presently has 56 wells producing approximately 900 thousand cubic feet of gas per day.

According to Energy Search, Incorporated chairman and chief executive officer Charles P. Torrey, "We purchased the property because it is adjacent and synergistic to our existing southeastern Ohio properties, offering economies of scale. Furthermore, the current wells offer uphole, behind pipe, nonproducing reserves available for future completion." Torrey added that Energy Search was also attracted to the property because it has several additional developmental drill sites and is serviced by a favorable long term gas transmission contract.

Torrey said that based upon Energy Search's current production of approximately 3 million cubic feet per day, the additional 900 thousand cubic feet of natural gas produced by the newly acquired property represents an approximate 30% increase in production. "This acquisition together with our current twenty-well drilling program is expected to result in a substantial increase in gas production for the company's account," said Torrey. We will continue to seek properties which increase production, are synergistic to current operations, and offer additional development drilling opportunities.

Energy Search, Incorporated is an independent oil and gas exploration and production company focused primarily on developmental drilling and production of natural gas reserves in the Appalachian Basin and elsewhere in the mid-continent region of the United States.



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Certain statements in this news release regarding future expectations and plans for oil and gas exploration and development may be regarded as "forward-looking statements" within the meaning of the Securities
Litigation Reform Act. They are subject to various risks, such as inherent uncertainties in interpreting geologic and engineering data relating to underground accumulations of oil and gas, discussed in detail in the Company's SEC filings. Actual results may vary materially.